Exhibit 99.1

News Release
Sunoco LP Announces First Quarter Financial and
Operating Results

•	Executed business transformation

◦	Closed on divestiture of company-operated sites to 7-Eleven, Inc. with 15-year take-or-pay fuel distribution contract

◦	Converted 207 West Texas company-operated sites to commission agent channel

◦	Completed refinancing and equity repurchase initiatives

•	Current quarter cash coverage of 1.00 times and trailing twelve months coverage of 1.22 times with leverage of 3.82 times at the end of the first quarter of 2018

◦	Generated first quarter Net Loss of $315 million, Adjusted EBITDA(1) of $109 million and Distributable Cash Flow(1), as adjusted, of $85 million

•	Utilized scale to grow fuel distribution and logistics business

◦	In April 2018, SUN acquired 26 retail sites from 7-Eleven and converted into commission agent channel

◦	In April 2018, SUN acquired the wholesale fuel distribution business and terminal assets from Superior Plus Corporation
Conference Call Scheduled for 9:30 a.m. CT (10:30 a.m. ET) on Thursday, May 10
DALLAS, May 9, 2018 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three-month period ended March 31, 2018.

Revenue totaled $3.7 billion, an increase of 33.5 percent, compared to $2.8 billion in the first quarter of 2017. The increase was the result of the average selling price of fuel being higher than last year.

Total gross profit increased to $296 million, compared to $256 million in the first quarter of 2017, as a result of higher motor fuel gross profits.

Loss from continuing operations was $78 million, including a $109 million loss on extinguishment of debt and other, versus income of $12 million in the first quarter of 2017.

Loss from discontinued operations, net of income taxes, was $237 million versus a loss from discontinued operations, net of income taxes, of $11 million in the first quarter of 2017.

Net loss was $315 million, or $3.74 per diluted unit, versus a net income of $1 million, or ($0.22) per diluted unit, in the first quarter of 2017.

Adjusted EBITDA for the quarter totaled $109 million, compared with $155 million in the first quarter of 2017.

Distributable Cash Flow, as adjusted, was $85 million, compared to $77 million a year ago. This year-over-year increase reflects lower cash interest expense and a decrease in maintenance capital spend.

On a weighted-average basis, fuel margin for all gallons sold was 10.5 cents per gallon, compared to 14.5 cents per gallon in the first quarter of 2017. The 4.0 cent per gallon decrease was attributable to a shift in volumes away from the retail segment to the wholesale segment and the adoption of revenue recognition.

Net loss for the wholesale segment was $58 million compared to net income of $38 million a year ago. Adjusted EBITDA was $80 million, versus $91 million in the first quarter of last year. Total wholesale gallons sold were 1,612 million, compared to 1,313 million in the first quarter of 2017, an increase of 22.8 percent. The Partnership earned 8.4 cents per gallon on these volumes, compared to 10.6 cents per gallon a year earlier.

Net loss for the retail segment was $257 million compared to a net loss of $37 million a year ago. Adjusted EBITDA was $29 million, versus $64 million in the first quarter of last year. Total retail gallons sold were 245 million, down from 595 million gallons a year ago as volumes migrated to the wholesale segment. The Partnership earned 24.4 cents per gallon on these volumes, compared to 23.1 cents per gallon a year earlier.

SUN’s recent accomplishments include the following:

•	Closed the strategic divestiture of company-operated sites in the continental United States to 7-Eleven, Inc. on January 23, 2018 for gross proceeds of approximately $3.2 billion

•	Completed the following refinancing and equity repurchase initiatives:

–
Closed the private offering of $2.2 billion of new senior notes on January 23, 2018, comprised of $1.0 billion in aggregate principal amount of 4.875% senior notes due 2023, $800 million in aggregate principal amount of 5.500% senior notes due 2026 and $400 million in aggregate principal amount of 5.875% senior notes due 2028. Proceeds from this offering were used to redeem in full amounts owed under existing senior notes

–	Repaid in full and terminated the term loan agreement and paid down all outstanding amounts owed under the revolving credit facility

–	Redeemed $300 million of Series A Preferred Units held by Energy Transfer Equity for an aggregate redemption amount of approximately $313 million

–
Repurchased 17,286,859 Sunoco common units owned by Energy Transfer Partners for aggregate cash consideration of approximately $540 million at a 10-day volume weighted average price of $31.2376 per unit

Following the conversion of sites to the commission agent channel through April 2018, SUN operates 21 company-operated sites along the New Jersey turnpike and 54 retail sites in Hawaii.

SUN’s segment results and other supplementary data are provided after the financial tables below.
Distribution
On April 26, 2018, the Board of Directors of SUN’s general partner declared a distribution for the first quarter of 2018 of $0.8255 per unit, which corresponds to $3.3020 per unit on an annualized basis. The distribution will be paid on May 15, 2018 to common unitholders of record on May 7, 2018.

SUN’s distribution coverage ratio for the first quarter was 1.00 times. The distribution coverage ratio on a trailing 12-month basis was 1.22 times.
Liquidity
At March 31, SUN had no borrowings against its revolving line of credit and other long-term debt of $2.3 billion. In the first quarter of 2018, SUN did not issue any common units through its at-the-market equity program. The leverage ratio of debt to Adjusted EBITDA, calculated in accordance with SUN’s credit facility, was 3.82 times at the end of the first quarter.

(1)
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.

Earnings Conference Call
Sunoco LP management will hold a conference call on Thursday, May 10, at 9:30 a.m. CT (10:30 a.m. ET) to discuss first quarter results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations. An investor presentation accompanying the earnings call will be available in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,200 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA, Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com

Media:
Alyson Gomez, Director - Communications
(214) 840-5641, alyson.gomez@sunoco.com

Jeamy Molina, Senior Manager - PR & Communications
(214) 840-5594, jeamy.molina@sunoco.com

- Financial Schedules Follow -

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2018	December 31, 2017
	(in millions, except units)
Assets
Current assets:
Cash and cash equivalents	$98	$28
Accounts receivable, net	451	541
Receivables from affiliates	160	155
Inventories, net	434	426
Other current assets	71	81
Assets held for sale	6	3,313
Total current assets	1,220	4,544
Property and equipment, net	1,522	1,557
Other assets:
Goodwill	1,430	1,430
Intangible assets, net	656	768
Other noncurrent assets	91	45
Total assets	$4,919	$8,344
Liabilities and equity
Current liabilities:
Accounts payable	$416	$559
Accounts payable to affiliates	178	206
Accrued expenses and other current liabilities	759	368
Current maturities of long-term debt	5	6
Liabilities associated with assets held for sale	—	75
Total current liabilities	1,358	1,214
Revolving line of credit	—	765
Long-term debt, net	2,283	3,519
Advances from affiliates	85	85
Deferred tax liability	124	389
Other noncurrent liabilities	137	125
Total liabilities	3,987	6,097
Commitments and contingencies (Note 14)
Equity:
Limited partners:
Series A Preferred unitholder - affiliated (no units issued and outstanding as of March 31, 2018 and 12,000,000 units issued and outstanding as of December 31, 2017)	—	300
Common unitholders (82,492,008 units issued and outstanding as of March 31, 2018 and 99,667,999 units issued and outstanding as of December 31, 2017)	932	1,947
Class C unitholders - held by subsidiary (16,410,780 units issued and outstanding as of March 31, 2018 and December 31, 2017)	—	—
Total equity	932	2,247
Total liabilities and equity	$4,919	$8,344

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

	For the Three Months Ended March 31,
	2018	2017
	(in millions, except unit and per unit amounts)
Revenues:
Retail motor fuel	$445	$353
Wholesale motor fuel sales to third parties	3,094	2,244
Wholesale motor fuel sales to affiliates	12	21
Merchandise	135	131
Rental income	22	22
Other	41	37
Total revenues	3,749	2,808
Cost of sales:
Retail motor fuel cost of sales	401	317
Wholesale motor fuel cost of sales	2,945	2,143
Merchandise cost of sales	93	88
Other	14	4
Total cost of sales	3,453	2,552
Gross profit	296	256
Operating expenses:
General and administrative	35	32
Other operating	98	92
Rent	15	20
Loss on disposal of assets	3	2
Depreciation, amortization and accretion	49	54
Total operating expenses	200	200
Operating income	96	56
Other expenses:
Interest expense, net	34	58
Loss on extinguishment of debt and other	109	—
Loss from continuing operations before income taxes	(47)	(2)
Income tax expense (benefit)	31	(14)
Income (loss) from continuing operations	(78)	12
Loss from discontinued operations, net of income taxes	(237)	(11)
Net income (loss) and comprehensive income (loss)	$(315)	$1

Net loss per limited partner unit - basic:
Continuing operations - common units	$(1.11)	$(0.11)
Discontinued operations - common units	(2.63)	(0.11)
Net loss - common units	$(3.74)	$(0.22)
Net loss per limited partner unit - diluted:
Continuing operations - common units	$(1.11)	$(0.11)
Discontinued operations - common units	(2.63)	(0.11)
Net loss - common units	$(3.74)	$(0.22)
Weighted average limited partner units outstanding:
Common units - basic	89,753,950	98,609,608
Common units - diluted	90,271,751	98,715,958

Cash distribution per unit	$0.8255	$0.8255

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance. We operate our business in two primary operating divisions, wholesale and retail, both of which are included as reportable segments.
Key operating metrics set forth below are presented as of and for the three months ended March 31, 2018 and 2017 and have been derived from our historical consolidated financial statements.
The accompanying footnotes to the following two key operating metrics tables can be found immediately preceding our capital spending discussion.

	For the Three Months Ended March 31,
	2018			2017
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(dollars and gallons in millions, except gross profit per gallon)
Revenues:
Retail motor fuel	$—	$445	$445	$—	$353	$353
Wholesale motor fuel sales to third parties	3,094	—	3,094	2,244	—	2,244
Wholesale motor fuel sale to affiliates	12	—	12	21	—	21
Merchandise	—	135	135	—	131	131
Rental income	19	3	22	19	3	22
Other	14	27	41	13	24	37
Total revenues	$3,139	$610	$3,749	$2,297	$511	$2,808
Gross profit:
Retail motor fuel	$—	$44	$44	$—	$36	$36
Wholesale motor fuel	161	—	161	122	—	122
Merchandise	—	42	42	—	43	43
Rental and other	29	20	49	28	27	55
Total gross profit	$190	$106	$296	$150	$106	$256
Income (loss) from continuing operations	(58)	(20)	(78)	38	(26)	12
Loss from discontinued operations, net of taxes	—	(237)	(237)	—	(11)	(11)
Net income (loss) and comprehensive income (loss)	$(58)	$(257)	$(315)	$38	$(37)	$1
Adjusted EBITDA (2)	$80	$29	$109	$91	$64	$155
Distributable cash flow, as adjusted (2)			$85			$77
Operating Data:
Total motor fuel gallons sold:
Retail (3)		245	245		595	595
Wholesale	1,612		1,612	1,313		1,313
Motor fuel gross profit cents per gallon (1):
Retail (3)		24.4¢	24.4¢		23.1¢	23.1¢
Wholesale	8.4¢		8.4¢	10.6¢		10.6¢
Volume-weighted average for all gallons (3)			10.5¢			14.5¢
Retail merchandise margin (3)		29.7%			31.6%

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	For the Three Months Ended March 31,
	2018			2017
	Wholesale	Retail	Total	Wholesale	Retail	Total
	(in millions)
Net income (loss) and comprehensive income (loss)	$(58)	$(257)	$(315)	$38	$(37)	$1
Depreciation, amortization and accretion (3)	28	21	49	22	65	87
Interest expense, net (3)	19	17	36	20	44	64
Income tax expense (benefit) (3)	1	203	204	1	(18)	(17)
EBITDA	$(10)	$(16)	$(26)	$81	$54	$135
Non-cash compensation expense (3)	—	3	3	—	4	4
Loss on disposal of assets (3)	3	23	26	2	5	7
Loss on extinguishment of debt and other (3)	109	20	129	—	—	—
Unrealized gain on commodity derivatives (3)	—	—	—	(5)	—	(5)
Inventory adjustments (3)	(25)	(1)	(26)	13	1	14
Other non-cash adjustments	3	—	3	—	—	—
Adjusted EBITDA	$80	$29	$109	$91	$64	$155
Cash interest expense (3)			34			60
Current income tax expense (3)			468			—
Transaction-related income taxes (4)			(480)			—
Maintenance capital expenditures (3)			3			18
Distributable cash flow			$84			$77
Transaction-related expenses (3)			3			—
Series A Preferred distribution			(2)			—
Distributable cash flow, as adjusted			$85			$77
_______________________________
(1)Includes other non-cash adjustments and excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(2)EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt that is paid on a semi-annual basis, Series A Preferred distribution, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.
We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	as not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
(3)    Includes amounts from discontinued operations.
(4)    Transaction-related income taxes primarily related to the 7-Eleven Transaction.

Capital Spending

SUN's gross capital expenditures for the first quarter were $19 million, which included $16 million for growth capital and $3 million for maintenance capital.

Excluding acquisitions, SUN expects to spend approximately $90 million on growth capital and approximately $40 million on maintenance capital for the full year 2018.